Exhibit 10.14
ASSIGNMENT AND ASSUMPTION AGREEMENT
(Pipeline Throughput Agreement (Roadrunner))
     This Assignment and Assumption Agreement (the “Agreement”) is effective as of 12:01 a.m., Eastern time, on January 1, 2011 (the “Effective Time”) by and between Navajo Refining Company, L.L.C., a Delaware limited liability company (“Assignor”), and Holly Refining & Marketing Company LLC, a Delaware limited liability company (“Assignee”). Assignor and Assignee are referred to herein collectively as the “Parties”.
RECITALS
     Assignor desires to assign to Assignee and Assignee desires to assume that certain Pipeline Throughput Agreement (Roadrunner), dated as of December 1, 2009, by and between Assignor and Holly Energy Partners-Operating, L.P., a Delaware limited partnership, and Holly Corporation, a Delaware corporation (“Holly”), and Holly Energy Partners, L.P., a Delaware limited partnership (the “Throughput Agreement”). Capitalized terms used herein but not otherwise defined herein shall have the meanings given to them in the Throughput Agreement.
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:
ASSIGNMENT
     1. Assignment. Assignor hereby assigns all of its right, title and interest in and to the Throughput Agreement to Assignee.
     2. Assumption. Assignee hereby assumes and agrees to be solely responsible for the payment, performance and discharge when due of all liabilities and obligations of Assignor arising pursuant to the Throughput Agreement.
     3. Guaranty by Holly. Holly hereby acknowledges and agrees that for purposes of Section 13 of the Throughput Agreement, Holly’s obligations to guarantee the “Navajo Refining Payment Obligations” of Assignor will continue after the date hereof and following the date hereof, such term shall apply to and include the obligations assigned hereunder to and assumed hereunder by Assignee.
     4. Further Assurances. Each Party covenants and agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, each Party will execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate the purposes of this Agreement.
     5. Binding Effect. This Agreement is binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.
Assignment and Assumption Agreement — Page 1

     6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to the principles of conflicts of laws or any other principle that could result in the application of the laws of any other jurisdiction.
     7. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.
     8. Captions. The captions section numbers in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGE FOLLOWS]
Assignment and Assumption Agreement — Page 2

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date set forth above.

ASSIGNOR:

NAVAJO REFINING COMPANY, L.L.C.

By:	/s/ Gary B. Fuller
Name: Gary B. Fuller
Title: Sr. VP, Refinery Operations

ASSIGNEE:

HOLLY REFINING & MARKETING COMPANY LLC

By:	/s/ Bruce R. Shaw
Name: Bruce R. Shaw
Title: Sr. VP & CFO
ACKNOWLEDGED AND AGREED
FOR PURPOSES OF Section 3:

HOLLY CORPORATION

By:	/s/ David L. Lamp
Name: David L. Lamp
Title: President
[Signature Page to Assignment and Assumption Agreement]